Exhibit 10.16

CREDIT ACCEPTANCE CORPORATION
RESTRICTED STOCK UNIT AWARD AGREEMENT

Credit Acceptance Corporation (the “Corporation”) hereby grants you, Brett A. Roberts (the “Participant”), a Restricted Stock Unit Award (the “Award”) under the Credit Acceptance Corporation 2004 Incentive Compensation Plan, dated as of April 1, 2004, as amended April 3, 2009 (the “Plan”).  The terms and conditions of the Award are set forth herein (the “Award Agreement”) and in the Plan, which is incorporated herein in its entirety.

Grant Date:	March 26, 2012
Total Restricted Stock Units:	310,000
Performance Period:	See Appendix A

TERMS AND CONDITIONS

1.	Definitions. In this Award Agreement:

“Restricted Stock Units” means the three-hundred ten thousand (310,000) Restricted Stock Units vesting based on the performance measure and schedule set forth in Appendix A to this Award Agreement.

All other capitalized terms have the meaning ascribed to them in the Plan, unless specifically set forth otherwise herein.

2. No Effect on Employment. Nothing in the Plan or this Award Agreement shall confer upon the Participant any right to continue in the employ or service of the Corporation or any Affiliate.  The terms of the Participant’s employment will be determined from time to time by the Corporation or the Affiliate employing the Participant (as the case may be), and the Corporation or the Affiliate will have the right, which is hereby expressly reserved, to terminate or change the terms of the employment of the Participant, or to terminate the employment of the Participant, at any time for any reason whatsoever, with or without cause.  If the Participant has a written employment agreement with Corporation or any Affiliate which contains different or additional provisions relating to Plan awards, or otherwise conflicts with the terms of this Award Agreement, the provisions of the employment agreement will govern.

3. Vesting. The Restricted Stock Units shall vest in accordance with the performance measure and schedule set forth in Appendix A of this Award Agreement, provided that the Participant is employed by the Corporation as its Chief Executive Officer through the applicable vesting date.

4. Form and Timing of Payment of Restricted Stock Units. Except as set forth in paragraph 7 of this Award Agreement, payment of the vested Restricted Stock Units shall be made in stock and payment of 20% of the earned and vested Restricted Stock Units shall be made on each of December 31, 2022, 2023, 2024, 2025 and 2026.

5. Dividends. After the Grant Date but prior to payment of the Restricted Stock Units, on each date that the Corporation pays a dividend to holders of Common Stock generally, the Corporation shall credit to the Participant an additional number of Restricted Stock Units (“Additional Restricted Stock Units”) equal to (i) the total number of outstanding Restricted Stock Units and Additional Restricted Stock Units previously credited to the Participant under this Award Agreement multiplied by the aggregate amount or value of the dividend paid per share of Common Stock by the Corporation on such date, (ii) divided by the Fair Market Value per share of Common Stock on the payment date for such dividend.  Any Additional Restricted Stock Units issued pursuant to this paragraph shall be subject to same vesting and payment provisions as the underlying Restricted Stock Units.

6. Termination of Employment. Notwithstanding paragraph 3, if the Participant ceases to be employed by the Corporation as its Chief Executive Officer prior to vesting of the Restricted Stock Units for any reason, any unvested Restricted Stock Units shall be forfeited by the Participant.  For the avoidance of doubt, termination for any reason under any circumstance will have no effect on the ratable payment of vested Restricted Stock Units pursuant to paragraph 4.

7. Change in Control. Notwithstanding anything to the contrary in this Award Agreement, in the event of a Change in Control, (i) as provided by Section 6.02 of the Plan, the restrictions applicable to the Restricted Stock Units granted under this Award Agreement shall lapse, the performance measures set forth in Appendix A shall be deemed to have been achieved, and all other terms and conditions shall be deemed to have been satisfied and (ii) subject to the requirements of Section 409A of the Code (as set forth in Section 6.02 of the Plan), each Restricted Stock Unit shall be settled in shares of Common Stock immediately prior to the Change in Control.  For purposes of this Award Agreement, “Change in Control” shall have the meaning set forth in the Plan; provided, however, that a Change in Control shall not occur by reason of a Business Combination following which (i) individuals or entities who were the beneficial owners of at least 35% of the outstanding Common Stock and outstanding Voting Stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than 35% of the then outstanding shares of Common Stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the Surviving Corporation and/or (ii) at least a majority of the members of the board of directors of the Surviving Corporation were Incumbent Directors immediately prior to the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination.

8. Taxes. Notwithstanding any contrary provision of this Award Agreement, Restricted Stock Units may not be paid pursuant to paragraph 4 unless and until satisfactory arrangements (as determined by the Committee) are made by the Participant with respect to the payment of income and employment taxes, if any, which the Corporation determines must be withheld with respect to payment of the Restricted Stock Units.  The Participant may satisfy such tax withholding obligation, if any, in whole or in part, pursuant to such procedures as the Committee may specify from time to time, by (a) electing to have the Corporation withhold otherwise payable Restricted Stock Units, (b) delivering to the Corporation already vested and owned Shares having a Fair Market Value equal to the minimum amount required to be withheld, or (c) cash or check.  If the Participant does not deposit with the Corporation (on or before the date taxes are to be remitted by the Corporation) the full required amount then due for taxes, if any, before payment, the Corporation shall sell (in a market transaction or in a non-market transaction at the market price) sufficient vested and payable Shares held for the Participant and deduct such taxes from the proceeds of sale.

9. No Rights as a Shareholder. Prior to payment, neither the Participant nor any person claiming under or through the Participant will have any of the rights or privileges of a shareholder of the Corporation with regards to voting or the receipt of dividends (subject to paragraph 5) in respect of any Restricted Stock Units granted under this Award Agreement

10. Notices. Any notice under this Award Agreement shall be addressed to the Corporation in care of its Secretary at the principal executive office of the Corporation and to the Participant at the address appearing in the personnel records of the Corporation for the Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

11. Transfer Restrictions. The Award and the rights and privileges conferred hereby may not be sold, assigned, transferred, or otherwise disposed of, or pledged, encumbered, or otherwise hypothecated (each, a “Transfer”), except by will, by the laws of descent and distribution, by a domestic relations order, or as otherwise permitted by the Corporation (provided that, following such a permitted Transfer, the Award remains subject to the terms and conditions applicable to the Award prior to the Transfer).  Upon any attempt by the Participant to Transfer the Award, or any right or privilege conferred hereby, in violation of this Award Agreement, the Award and the Participant’s rights and privileges conferred hereby immediately will become null and void.

12. Binding Agreement. Subject to the limitation on the transferability of the Award contained herein, this Award Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors, and assigns of the parties hereto.

13. Committee Authority. The Committee will have the power and discretion to interpret this Award Agreement and to adopt such rules for the administration, interpretation, and application of the Award Agreement as are consistent herewith and with the Plan and consistent with this Award Agreement remaining exempt from Code Section 409A.  All actions taken and all interpretations and determinations made by the Committee in good faith will be final and binding upon the Participant, the Corporation, and all other interested persons. No member of the Committee will be personally liable for any action, determination or interpretation made in good faith with respect to this Award Agreement.

14. Code Section 162(m). It is intended that payments pursuant to this Award Agreement to a Participant who is a “covered employee” within the meaning of Section 162(m) of the Code constitute “qualified performance based compensation” within the meaning of Section 1.162-27(e) of the Income Tax Regulations.  To the maximum extent possible, this Award Agreement and the Plan shall be so interpreted and construed.

15. Captions. Captions in this Award Agreement are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.

16. Agreement Severable. In the event that any provision in this Award Agreement is held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award Agreement.

17. Modifications to the Agreement. This Award Agreement and the Plan together constitute the entire understanding of the parties on the subjects covered.  The Participant expressly warrants that he or she is not accepting this Award Agreement in reliance on any promises, representations, or inducements other than those contained herein and in the Plan. Modifications to this Award Agreement can be made only in an express written contract executed by a duly authorized officer of the Corporation.

18. Governing Law. This Award Agreement will be governed by, and construed in accordance with, the laws of the State of Michigan without regard to principles of conflict of laws.

19. Additional Actions. The parties will execute such further instruments and take such further action as may reasonably be necessary to carry out the intent of this Award Agreement.

20. Counterparts. This Award Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Any counterpart or other signature hereupon delivered by facsimile shall be deemed for all purposes as constituting good and valid execution and delivery of this Award Agreement by such party.

21. Specific Restrictions upon Shares.  The Participant hereby agrees with the Corporation as follows:

a)           The Participant shall acquire the shares issuable with respect to the Restricted Stock Units granted hereunder for investment purposes only not with a view of resale or other distribution thereof to the public in violation of the Securities Act of 1933, as amended (the “1933 Act”) and shall not dispose of any such shares in transactions which, in the opinion of counsel to the Corporation, violate the 1933 Act, or the rules and regulations thereunder, or any applicable state securities or “Blue Sky” laws.

b)           If any shares acquired with respect to the Restricted Stock Units shall be registered under the 1933 Act, no public offering (otherwise than on a national securities exchange, as defined in the Exchange Act) of any such shares shall be made by the Participant under such circumstances that he or she (or such other person) may be deemed an underwriter, as defined in the 1933 Act.

22. Section 16 Compliance. If the Participant is subject to Section 16 of the Exchange Act, except in the case of death or disability, or unless otherwise exempt, at least six months must elapse from the date of grant of the Restricted Stock Units hereunder to the date of the Participant’s disposition of such Restricted Stock Units or the underlying shares of stock.

23. Code Section 409A.  The Restricted Stock Units are intended to comply with Section 409A of the Code, to the extent subject thereto, and accordingly, to the maximum extent permitted, this Award Agreement shall be interpreted and administered to be in compliance therewith.  Notwithstanding anything contained herein to the contrary, the Participant shall not be considered to have terminated employment with the Corporation for purposes of any payments under this Award Agreement which are subject to Section 409A of the Code until the Participant has incurred a “separation from service” from the Corporation within the meaning of Section 409A of the Code.  Each amount to be paid or benefit to be provided under this Award Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code.  Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid an accelerated or additional tax under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Award Agreement during the six-month period immediately following the Participant’s separation from service shall instead be paid on the first business day after the date that is six months following the Participant’s separation from service (or, if earlier, the Participant’s date of death).  To the extent required to avoid an accelerated or additional tax under Section 409A of the Code, (i) amounts reimbursable to the Participant shall be paid to the Participant on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to the Participant) during one year may not affect amounts reimbursable or provided in any subsequent year, and (ii) any tax gross-up payments (and related reimbursements) payable to the Participant under this Award Agreement shall be paid no later than the end of the calendar year following the year in which the tax resulting in the gross-up is paid.  The Corporation makes no representation that any or all of the payments described in this Award Agreement will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment.

IMPORTANT:

Your signature below indicates your agreement and understanding that this grant is subject to all of the terms and conditions contained in the Plan, this Award Agreement, in its Appendices.  BY SIGNING THIS AWARD AGREEMENT, YOU ACKNOWLEDGE THE FOLLOWING:

1.   THAT YOU HAVE RECEIVED A COPY OF THE PLAN AND THAT YOU HAVE READ THE PLAN, THIS AWARD AGREEMENT, AND ITS APPENDICES.

2.   THAT IF THERE IS ANY INCONSISTENCY BETWEEN THE TERMS OF THE PLAN AND THE TERMS OF THIS AWARD AGREEMENT AND ITS APPENDICES, THE PLAN’S TERMS SHALL SUPERSEDE AND REPLACE THE CONFLICTING TERMS OF THIS AWARD AGREEMENT AND ITS APPENDICES.

2.   THAT THE PLAN IS SUBJECT TO AMENDMENT AND THIS GRANT WILL BE SUBJECT TO THE TERMS OF ANY FUTURE AMENDMENT TO THE PLAN, PROVIDED THAT (A) SUCH AMENDMENT SHALL NOT ADVERSELY AFFECT YOUR RIGHTS THAT HAVE VESTED UNDER THIS AWARD AGREEMENT PRIOR TO THE EFFECTIVE DATE OF THE AMENDMENT AND (B) SUCH AMENDMENT SHALL NOT RESULT IN POSTPONEMENT OF TAXABILITY ASSOCIATED WITH LAPSE OF RESTRICTIONS UPON VESTING.

CREDIT ACCEPTANCE CORPORATION                                             Brett A Roberts
  Participant

By      /s/ Kenneth S. Booth                                                                      /s/ Brett A. Roberts
(Participant’s signature)

March 2012

Appendix A

On March 1, 2013, and on each of the nine subsequent anniversaries of such date, provided that the Participant is employed by the Corporation as its Chief Executive Officer through the applicable vesting date, a number of Restricted Stock Units shall vest equal to (A) the quotient of (i) the EVA Improvement (as defined in Appendix B) for the prior calendar year over (ii) the EVA Target Improvement (as defined in Appendix B), multiplied by (B) the total number of Restricted Stock Units; provided, however, that the cumulative number of Restricted Stock Units vested as of any single vesting date may not exceed the Cap (as defined in Appendix B).  The number of vesting Restricted Stock Units shall be rounded up, if necessary, to the next higher whole number of shares.  For the avoidance of doubt, if the EVA Improvement as of December 31, 2021 exceeds the EVA Target Improvement, each of the unvested Restricted Stock Units shall vest on March 1, 2022, provided that the Participant is employed by the Corporation as its Chief Executive Officer through March 1, 2022, notwithstanding the Company’s EVA for the prior calendar years.  Once the Restricted Stock Units vest, they shall remain vested regardless of the future performance of the Corporation.

The following examples illustrate the vesting schedule of the Restricted Stick Units under this Appendix:

a)
In General. If the Corporation’s EVA for the 2012 calendar year is ten-million dollars ($10,000,000) greater than the Corporation’s EVA for 2011, fifteen-thousand five-hundred (15,500) Restricted Stock Units shall vest on March 1, 2013 ($10,000,000/$200,000,000*310,000).

b)
Cumulative EVA Measurement. If the Corporation’s EVA for the 2012 calendar year is twenty-million dollars ($20,000,000) less than the Corporation’s EVA for the 2011 calendar year and the Corporation’s EVA for the 2013 calendar year is thirty-million dollars ($30,000,000) more than the Corporation’s EVA for the 2012 calendar year, zero (0) Restricted Stock Units shall vest on March 1, 2013, but fifteen-thousand five-hundred (15,500) Restricted Stock Units shall vest on March 1, 2014 ($10,000,000/$200,000,000*310,000) due to the ten-million dollar ($10,000,000) cumulative EVA improvement in 2013 relative to 2011.

c)
Cap and Carryover. The Corporation’s EVA for the 2012 calendar year is thirty-million  dollars ($30,000,000) greater than the Corporation’s EVA for the 2011 calendar year, entitling the Participant, absent the Cap, to the vesting of forty-six thousand five-hundred (46,500) Restricted Stock Units on March 1, 2013 ($30,000,000/$200,000,000*310,000).  However, the application of the Cap results in only thirty-one thousand (31,000) Restricted Stock Units (31,000*(2012-2011)) vesting on March 1, 2013.  If EVA growth remains flat in 2013, fifteen-thousand five-hundred (15,500) Restricted Stock Units ($10,000,000/$200,000,000*310,000) shall nonetheless vest on March 1, 2014, reflecting credit for the EVA improvement of ten million dollars ($10,000,000) relative to 2011 for which Restricted Stock Units had not yet vested because of the application of the cap on March 1, 2013.

d)
No Double Credit. The Corporation’s EVA for the 2012 calendar year is twenty million dollars ($20,000,000) greater than the Corporation’s EVA for the 2011 calendar year, resulting in the vesting of the thirty-one thousand (31,000) Restricted Stock Units on March 1, 2013 ($20,000,000/$200,000,000*310,000).  For the 2013 calendar year, the Corporation’s EVA decreases by twenty-million dollars ($20,000,000), erasing the 2012 EVA Improvement.  If the Corporation’s EVA for the 2014 calendar year then increases by twenty-million dollars ($20,000,000) over the Corporation’s EVA for the 2013 calendar year, zero (0) Restricted Stock Units vest on March 1, 2015, since thirty-one thousand (31,000) Restricted Stock Units have already vested on March 1, 2013 on account of the total cumulative twenty-million dollar ($20,000,000) EVA improvement over the entire period relative to 2011.

A-1

Appendix B

“Cap” means a number of Restricted Stock Units equal to thirty-one thousand (31,000) multiplied by the number of full calendar years that have elapsed since January 1, 2012.

“EVA” means the Corporation’s calculation of economic profit as reported in the Corporation’s quarterly earnings releases.  Economic profit is a measure of profitability that differs from net income because economic profit considers a cost of equity while net income does not (if additional shares of Common Stock are issued (other than issuances made pursuant to the Company’s equity compensation programs), the cost of equity related to such shares is to be agreed upon by the Committee and the Participant immediately before the issuance).  Economic profit is equal to the Corporation’s return on capital, less its cost of capital, multiplied by the average amount of capital employed during the period.  As reported in its press releases, the Corporation’s calculation of economic profit is based upon adjusted earnings, or GAAP net income adjusted for certain items. The adjustments can be grouped in the following categories:

(1)         The Floating Yield Adjustments as reported in the Corporation’s press releases,

(2)         Adjustments made to eliminate the impact of different accounting treatments of certain items in the periods being compared,

(3)         Adjustments made to eliminate the impact of non-recurring items,

(4)         Adjustments made to eliminate the non-cash impact of valuing interest rate derivative products at fair value,

(5)         Adjustments made to eliminate the results of discontinued operations,

(6)         Adjustments made to eliminate any inconsistency in the tax rates used in the periods being compared.

“EVA Improvement” means the increase in the Corporation’s EVA for the applicable calendar year minus the Corporation’s 2011 EVA; provided, however, that the Participant shall not receive credit towards vesting under this Award Agreement for the same increase in EVA relative to the Corporation’s EVA for the 2011 calendar year more than once (see example (d) in Appendix A).

“EVA Target Improvement” means two hundred million dollars ($200,000,000.00).

B-1